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                                                                 Exhibit 10.1


[NOTE: CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THE CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]


                                                                  April 21, 2000


Mr. Larry Epstein
Princeton Video Image, Inc.
15 Princess Road
Lawrenceville, NJ 08648

Dear Larry:

         This letter agreement sets forth the material terms of the agreement between Princeton Video Image, Inc. ("PVI") and NFL International ("NFL"), a division of NFL Enterprises, L.P., in connection with PVI's electronic image insertion of advertisements into certain NFL and NFL Europe League ("NFLEL") games. Except as set forth under Consideration below, this agreement (the "Agreement") supercedes the agreement between NFL and PVI dated December 23, 1998 (the "Original Agreement"), and any other previous agreements, whether written or oral, and may only be amended in writing by both parties.

         Term: The term of the Agreement shall commence on February 1, 2000 and continue through the conclusion of Super Bowl XXXVI (January 2002), subject to the termination rights set forth herein.

         Consideration:



         [CONFIDENTIAL
         TREATMENT
         REQUESTED]




         NFL Game Rights: During the Term, PVI will have the exclusive right to use electronic insertion technology for virtual images ("Technology") in the NFL
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International television broadcasts and rebroadcasts thereof of the NFL/NFLEL games set forth below (including edited and/or repackaged versions of such games). NFL further agrees that, during the Term, it shall not license any third party to use electronic insertion technology in any NFL International ancillary (non-game) television programming. All uses of the Technology shall be in accordance with the terms and conditions set forth on Exhibit A ("Guidelines").

                  Super Bowl XXXV and XXXVI:

                           Commercial Breaks: Similar to Super Bowl XXXIII and
                  XXXIV, PVI will have the right to use the Technology within the standard commercial breaks (approximately 22) of the World Feed, provided such insertions do not exceed 10 seconds per commercial break. The parties agree that the World Feed is not broadcast in the United States, Canada and certain other countries that take the US Feed.

                           In Game: In order to use the Technology during the
                  game, PVI must enter into separate agreements with the international broadcasters, which agreements shall be subject to the pre-approval of the NFL. NFL will assist PVI in securing agreements with such broadcasters, provided NFL makes no representations/ warranties to PVI that such broadcasters will enter into agreements with PVI. In connection with Super Bowl XXXV, the parties agree that PVI has the right to provide a sponsored First Down Line in the World Feed (provided PVI and CBS are providing the First Down Line in the United States and further provided that the provision of a Sponsored First Down Line in the World Feed will be seamless and simultaneous with the broadcast). All elements of the First Down Line sponsorship including, but not limited to, graphics, advertisers, sponsors, number of sponsors, content, size, placement and other related elements must be pre-approved by the NFL. The First Down Line may not be sponsored or altered in any manner for any other NFL game other than Super Bowl XXXV.

                  2000 and 2001 NFL Seasons: In order to use the Technology during the game, PVI must enter into separate agreements with the international broadcasters, which agreements shall be subject to the pre-approval of the NFL. NFL will assist PVI in securing agreements with such broadcasters; provided, NFL makes no representations/ warranties to PVI that such broadcasters will enter into agreements with PVI. The parties agree that the game broadcast in the US may carry virtual images, including a First Down Line and such other technology as may be developed during the Term. PVI may not make any changes to the feed, including, but not limited to, covering the logo of the US broadcaster, without the prior written approval of NFL.

                  2000 and 2001 NFL Europe League Season: In the US broadcasts (FOX, FOX Sports Net and DirecTV) of NFL Europe League games, the NFL will


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         permit PVI's First Down Line (and other similar technology) in the broadcast of such games and will manage all on-field advertising at the World Bowl to allow for a red zone and First Down commercial application therein. In addition, PVI may implement other uses of the Technology in the US broadcasts (FOX, FOX Sports Net and DirecTV) of NFL Europe League games and NFL produced NFL Europe League programming. PVI may also implement the Technology, including the First Down Line and a red zone in the World Bowl, in international broadcasts of the games and NFL produced Europe League programming, subject to PVI entering into separate agreement with such international broadcasters, which agreements shall be subject to the pre-approval of NFLEL. NFLEL will assist PVI in securing agreements with such broadcasters; provided, NFL and NFLEL makes no representations/ warranties to PVI that such broadcasters will enter into agreements with PVI.

         In connection with the US broadcast of NFLEL games, the NFL shall provide PVI with the following commercial inventory from FOX's broadcasts of NFLEL games (allocated from the NFL's commercial inventory from FOX) to be used by PVI in its advertising packages: (i) two (2) 30-second advertisements during each NFLEL regular season game (not to exceed six (6) 30-second spots in the aggregate); and (ii) four (4) 30-second advertisements during the World Bowl.

         In connection with the Sponsored First Down Line in Super Bowl XXXV, PVI and NFL will work together to offer promotional rights outside the US to one sponsor for forty (40) days prior to such game, subject to the NFL's pre-approval of all aspects of such promotion, including graphics, advertiser, content, size, placement, etc.

         Advertisements: The sponsors (with respective categories and territory) set forth on Exhibit B attached hereto ("Exclusive Sponsor") shall have exclusive category rights in such category. If an Exclusive Sponsor elects not to advertise via the Technology, PVI and the international broadcaster cannot sell to a competing sponsor. Other NFL/NFLEL sponsors attached hereto as Exhibit C shall have a right of first refusal, which list may be amended from time to time by NFL. All advertisers must be pre-approved by NFL. PVI agrees that only NFL/NFLEL official sponsors have rights to use the intellectual property of the respective league. Accordingly PVI may not insert advertisements for non-sponsors that contain, directly or indirectly, any intellectual property of the NFL/NFLEL. NFL agrees to participate in at least two (2) meetings per year between PVI and NFL broadcasters/sponsors.

         Approval: NFL shall have pre-approval rights over all uses of the Technology and insertions, including, but not limited to, content, identity, duration, size, location, frequency and other related factors.

         Costs: PVI shall be responsible for all costs and expense in connection with the Technology, including without limitation, the insertion of the First Down Line, and any other related cost and expense.


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         Promotion/Press Release: NFL agrees to promote PVI as the exclusive provider of the Technology, which promotion shall be set forth under separate cover, All press releases and announcements must be pre-approved by the parties.

         Termination: NFL may terminate this Agreement: (i) upon the provision of written notice in the event of a material breach of the Agreement (including without limitation any default in payments) by PVI, unless such breach is cured within ten (10) days of such notice; (ii) automatically and without notice in the event of PVI's insolvency, commission of an action of bankruptcy, adjudication of bankruptcy or the filing of a petition for voluntary or involuntary bankruptcy or the appointment of a receiver or trustee for PVI's assets; or (iii) immediately upon notice, in the case of any act or omission of PVI that in NFL's sole judgment may cause material harm, irreparable or otherwise to NFL, the National Football League or any affiliate thereof.

         Indemnification: During the Term and thereafter, PVI hereby agrees to indemnify, hold harmless and defend NFL, the National Football League and its Member Clubs, and their respective affiliates, officers, directors, employees from and against all loss, claims, liability, demands, damages, reasonable attorneys' fees, judgments and settlements arising out of or in connection with any act or omission of PVI, its agents, employees, sub-contractors or anyone acting on its behalf in connection with this Agreement or arising from or related to the use of the Technology.

         Other: NFL agrees to provide PVI with the following if PVI is not in breach of the Agreement:

         - One (1) page advertisement in the Super Bowl game program for Super Bowl XXXV and XXXVI (PVI shall be responsible for all creative costs and 50% of the media cost for such advertisement).

         - 10 Super Bowl Hospitality packages for Super Bowl XXXV and XXXVI (four (4) complimentary game tickets and six (6) game tickets at PVI's cost). In addition, NFL shall (i) reserve five (5) hotel rooms (at PVI's cost), and (ii) provide PVI with ten (10) complimentary tickets to the NFL International Friday Night Party.

         - $5,000 in NFL licensed merchandise over the Term to be used by PVI solely in connection with advertising sales.

         Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto consent to the jurisdiction of the federal courts of the United States located in New York, New York or the state courts of the State of New York, located in New York, New York in connection with any controversy arising out of the operation of this Agreement and agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

         Non-Waiver: Waiver by either party to complain of any act, omission or default on the part of the other party, no matter how long the same may continue or how many


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times such shall occur, shall not be deemed to be a waiver of rights, or an any similar future act, omission or default.

         Assignment: This Agreement may not be assigned by PVI without NFL's prior written consent. For purposes of this Agreement, an assignment requiring NFL consent shall include, among other things, a sale of substantially all of the assets, merger, consolidation, change of control or other similar transaction.

         Reservation of Rights: Except as expressly licensed hereunder to PVI, NFL retains any and all rights with respect to NFL marks and logos; NFL/NFLEL Games and related programming and the exhibition, distribution or exploitation of the same.



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         If the foregoing accurately sets forth our mutual understanding, please countersign below.

                                            Sincerely,


                                            NFL INTERNATIONAL, a division of NFL
                                            Enterprises, L.P.

                                            By: /s/ Douglas Quinn
                                            Name: Douglas Quinn
                                            Title: SVP-MA NFLI
                                            Date: 4-21-00


         Agreed and Acknowledged:

         PRINCETON VIDEO IMAGE, INC.

         By: /s/ Lawrence L. Epstein
         Name: Lawrence L. Epstein
         Title: VP/CFO
         Date: 4/21/00



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                                    EXHIBIT A

- All uses of the Technology including the graphics, advertisers, sponsors, content, size, placement and other related elements must be pre-approved by the NFL.

- With respect to NFL Games, PVI or the broadcaster may not insert images on the playing field, sidelines or between the goal posts other than the First Down Line in Super Bowl XXXV pursuant to this Agreement. With respect to NFLEL games, PVI may insert images solely as specified in this Agreement.

-        In-stadium signage may not be covered or altered in any way.

- Subject to NFL pre-approval, PVI may (at its cost and expense) use its own camera within the stadium to shoot additional exposures (location of camera is subject to NFL/member club/stadium approval and availability). PVI agrees that the NFL shall own all right, title and interest in any and all footage shot within an NFL stadium, including, without limitation, any copyright therein and any and all ancillary, subsidiary and derivative rights thereto. Such footage will be considered a "work made for hire" for NFL specifically ordered or commissioned by NFL with NFL being deemed the sole author of all such results and proceeds. To the extent that title to any such work may not by operation of law vest in NFLI or such work is not considered a "work made for hire", all rights, title and interest will be deemed irrevocably assigned to NFL by PVI. Notwithstanding the other provisions of this paragraph, the NFL acknowledges and agrees that it does not have nor will it gain pursuant to the terms of this agreement, any right, title, or proprietary interest in (a) the Technology, or (b) any of PVI's or any third party's patents, patent rights, copyrights, trademarks, trade names, service marks and confidential and proprietary interests related thereto used to create any virtual insertions made by PVI under this Agreement. Nothing in this Agreement shall prohibit PVI from licensing the Technology (including any applications of the Technology developed by PVI in connection with this Agreement) to any other party.

-        CANADA:

         - Using the PVI camera, PVI may insert (a) three (3) images per quarter during the NFL Pre-Season, Regular Season and Playoffs (not to exceed 12 in the aggregate from the beginning to end of the telecast), (b) four (4) images per quarter during the Super Bowl (not to exceed 16 in the aggregate from the beginning to end of the telecast), and (c) one (1) virtual blimp shot per quarter during the NFL Regular Season, Playoffs and the Super Bowl. These exposures (a-c above) may only be used during US network commercial breaks.

-        MEXICO:

         - Using the PVI camera, PVI may insert (a) three (3) images per quarter during the NFL Regular Season and Playoffs (not to exceed 12 in the aggregate from the


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                  beginning to end of the telecast), (b) four (4) images per quarter during the Super Bowl (not to exceed 16 in the aggregate from the beginning to end of the telecast), and (c) one (1) virtual blimp shot per quarter during the NFL Pre-Season, Regular Season, Playoffs and the Super Bowl. These exposures (a-c above) may only be used during (i) US network commercial breaks, or (ii) during non-game time or action (i.e. network promotions, sideline interviews by US network reporters) provided that such insertions do not diminish the production or flow of the game as produced by the US broadcasters.

-        OTHER

         - In addition to the images set forth above, PVI may use its technology to insert advertisements in the endzone area from the US network feed for Canada and Mexico. For camera angles behind the goal posts, vertical signage that covers only the goal post pad will be allowed. For camera angles facing the goal post, images shall be located to the left or right of the goal post.

-        ADDITIONAL TERRITORIES:

         - Guidelines shall be established by the NFL on a case by case basis based on the Canada/Mexico restrictions.


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